NEWS RELEASE
CONTACT
FOR IMMEDIATE RELEASE
Chris Simpson

800-854-8357
investors@mackenziecapital.com

MacKenzie Realty Capital, Inc. publishes new net asset value

Orinda, Calif., (February 27, 2023) – MacKenzie Realty Capital, Inc. (“MacKenzie” or the “Company”) announced its updated net asset value (“NAV”) of its common shares as of December 31, 2022 of $7.38 per Share.

 1.  Decline in Net Asset Value - MacKenzie has published its estimate of NAV as of December 31, 2022 of $7.38, a decline of about 23% compared to December 31 of 2021.  Property values are driven largely by net operating income and capitalization rates (“cap rates”).  Our overall portfolio performance increased, but that increase was more than offset by increases in cap rates.  Cap Rates and property values are inversely proportional to each other, meaning an increase in cap rates will result in a proportional decrease in property value.  If cap rates rise from 5.0% to 5.5%, a 10% increase, then the resulting property value will experience an approximate 10% decrease.  As widely reported in the news, cap rates from commercial properties have increased across most markets in the US in the past year, resulting in reductions in values of such properties regardless of property operations.  MacKenzie’s properties were not immune to these trends.

2.  Fundamental performance - The occupancy and rental revenue at our consolidated properties increased, indicating that the portfolio fundamental performance is strong.  The average total occupancy at our consolidated properties increased from 83% at December 31, 2021 to 91% at December 31, 2022.

3.  Outlook

(i) Dividends - The Company realized a large gain in January of over $10 million, which should be enough to support our regularly increasing quarterly dividend through the end of calendar 2023.  We may be dependent upon another realized gain in order to continue the increases through 2024.

(ii) Net asset value - We are unsure whether the recent rise in cap rates has run its course, or whether it will continue.  It is also unknown whether the domestic economy will go into recession this year.  Given these two material risks, we cannot predict whether NAV will increase or decrease next year.  We intend to focus on fundamental performance, and believe that eventually NAV will follow.

(iii) Listing - The Company’s Charter requires it to pursue a liquidity event by year-end 2024, or to solicit a vote to approve an extension.  We are hopeful that interest rates and cap rates come down a bit this year as performance continues to rise. With a potentially increased NAV next year plus another year of rising dividends, we hope to list our common shares by late 2024.

(iv) New Development - The Company is excited to announce the upcoming launch of our new multi-family development “Aurora at Green Valley”.  We have already completed substantial work toward breaking ground and anticipate doing so later this summer.  We will be offering the opportunity to participate in this development to select accredited investors.

About MacKenzie Realty Capital, Inc.
MacKenzie is a publicly registered non-traded REIT that is currently focused on investing in multifamily housing and office real estate properties located throughout the United States. The current portfolio includes interests in 6 multifamily properties and 11 office properties in 5 states. Please visit our website at: http://www.mackenzierealty.com

For more information, please contact MacKenzie at (800) 854-8357.

This material does not constitute an offer to sell or a solicitation of an offer to buy MacKenzie Realty Capital, Inc.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations, or projections relating to items such as the timing of payment of dividends are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended June 30, 2021, as amended, and its other filings with the Securities and Exchange Commission. This release does not constitute an offer to purchase or sell Mackenzie securities; only the Offering Circular should be relied upon for any investment decision. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met.  A copy of the Offering Circular may be obtained on the SEC’s website:

https://www.sec.gov/Archives/edgar/data/1550913/000155091321000062/mrcofferingcircular11.2.21.htm.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 •
www.mackenzierealty.com